EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Aaron’s, Inc. Appoints Gilbert L. Danielson Interim CEO
ATLANTA (August 21, 2014) -- Aaron's, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of furniture, consumer electronics, home appliances and accessories, announced today that its Board of Directors has appointed Gilbert L. Danielson, Executive Vice President and Chief Financial Officer, as interim Chief Executive Officer, effective following the retirement of Ronald W. Allen as the Company’s Chief Executive Officer on August 31, 2014, which was previously announced.
Steve Michaels, President, will continue to implement the previously announced plan to improve Aaron's core business. This plan focuses on same store revenue growth, enhancing Aaron's online platform, driving cost efficiencies, moderating new store growth, and strengthening the franchise network. As CEO of Progressive Finance and Executive Vice President of Aaron’s, John Robinson will oversee Progressive operations and will identify synergies between Aaron’s and Progressive to open new and fast-growing channels to customers who could not previously be reached. Danielson will also retain his CFO responsibilities during the interim period and will not be a candidate for the permanent CEO role.
As previously announced, the Board is undertaking a thorough search process, with the assistance of Spencer Stuart, to identify a permanent CEO. The search process includes a review of both internal and external candidates.
Ray Robinson, Chairman of Aaron’s Board of Directors, said, “We are fortunate to have such a seasoned executive in Gil to step into this role on an interim basis while the Board continues its search process. Having served as the Company’s Chief Financial Officer for more than 24 years, we are more than confident in Gil’s abilities to lead Aaron’s during this period and ensure a smooth leadership transition for the benefit of all our stakeholders.”
Danielson said, “I am honored to take on the role of interim CEO at this important time in Aaron’s history. I am excited to continue to work closely with the Board, senior leadership team and Aaron’s dedicated and hard-working employees and franchisees as we strive to achieve our business objectives and continue to drive improved results for shareholders.”
About Gilbert L. Danielson
Gilbert L. Danielson, also known as Gil, has been the Chief Financial Officer at Aaron's, Inc. since 1990 and its Executive Vice President since 1998. Mr. Danielson served as Vice President of Finance at Aaron's, Inc. from 1990 to 1998. He has more than 20 years of experience as an Officer and a Director of Aaron's, Inc. Mr. Danielson served as a Director of Servidyne, Inc. (formerly known as Abrams Industries Inc.) from 2000 to 2011.
About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, currently offers its services through more than 2,100 Company-operated and franchised stores in 48 states and Canada. Aaron's was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. For more information, visit

www.aarons.com. Aaron's, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgFinance.com brands. Progressive Finance, a wholly-owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through over 15,000 retail locations in 46 states.

Aaron's Media Contact:
Garet Hayes
Aaron's Director of Public Relations
678-402-3863 or garet.hayes@aarons.com